Exhibit 4.1

FORM OF PROMISSORY NOTE

Principal Amount: $__________	Issue Date: ________ __, 2014

For value received, UBL Interactive, Inc., a Delaware corporation having an address at 6701 Carmel Road, Suite 202, Charlotte, NC 28226 ("Borrower") promises to pay to the order of __________________, having an address at _________________ (the "Lender") or at any other address Lender hereafter designates to the Borrower, in lawful money of the United States, the sum of _________________________ DOLLARS ($___________) (the "Principal Sum"), with interest accruing thereon, on _________ __ , 201_ (the "Maturity Date"). Interest on this Note shall accrue at the annual rate of six (6%) percent and shall be payable on the Maturity Date, which shall increase to eighteen (18%) percent upon the occurrence of a default.

The Borrower shall have the option of paying the Principal Sum to Lender in advance in full or in part at any time and from time to time prior to the Maturity Date, without premium or penalty.

The Borrower agrees that if it shall default in the payment of the Principal Sum and accrued interest when such shall become due and payable that interest shall accrue at an annual rate of eighteen (18%) percent.

In no event shall interest pursuant to this Note be payable at a rate in excess of the maximum rate permitted by applicable law and solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by Lender, shall be refunded to the Borrower, it being the intention of Lender and of the Borrower that such interest not be payable at a rate in excess of such maximum rate.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS LOCATED IN NEW YORK CITY, IN THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT BORROWER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, WHETHER BASED ON ANY CONTRACT OR NEGLIGENT, INTENTIONAL OR OTHER TORT OR OTHERWISE, IN CONNECTION WITH (1) THIS NOTE OR (2) ANY ACTION HERETOFORE OR HEREAFTER TAKEN OR NOT TAKEN, ANY COURSE OF CONDUCT HERETOFORE OR HEREAFTER PURSUED, ACCEPTED OR ACQUIESCED IN, OR ANY ORAL OR WRITTEN AGREEMENT OR REPRESENTATION HERETOFORE OR HEREAFTER MADE, BY OR ON BEHALF OF LENDER IN CONNECTION WITH THIS NOTE.

This Note shall be binding upon the successors, endorsees or assigns of the Borrower and inure to the benefit of the Lender, its successors, endorsees and assigns. The Borrower may not delegate any of its obligations, or assign any of its rights, under this Note without the prior written consent of the Lender.

This Note shall not be extended or modified orally.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

All rights and remedies available to the Lender pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Borrower pursuant to the provisions of this Note.

No delay or failure on the part of the Lender in exercising any right, privilege or option hereunder shall operate as a waiver thereof or of any event of default, nor shall any single or partial exercise of any such right, privilege or option preclude any further exercise thereof, or the exercise of any other right, privilege or option.

UBL INTERACTIVE, INC.

By:
Name:	Doyal Bryant
Title:	Chief Executive Officer